Exhibit 99.1
T-3 Energy Services, Inc. Announces the Acquisition of Pinnacle Wellhead, Inc. located in
Oklahoma and the Additional Geographical Expansion of its Wellhead Products and Services into Grand
Junction, Colorado
HOUSTON, TEXAS, (PRIME NEWSWIRE) — January 25, 2008. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) announced today that is has completed the purchase of Pinnacle Wellhead, Inc. (Pinnacle) located in Oklahoma City, Oklahoma. Pinnacle has been in business for over twenty years as a service provider that assembles, tests, installs, and performs repairs on wellhead production products primarily in Oklahoma. In addition to the acquisition in Oklahoma, T-3 has opened a new wellhead service facility in Grand Junction, Colorado. The acquisition of Pinnacle and the expansion into Grand Junction, Colorado further demonstrates T-3 Energy’s successful execution of its business strategy to expand its wellhead and production products and services to both existing and new customers located in strategically identified markets. These strategic market expansions were funded from T-3’s working capital and the use of its senior credit facility.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented, “The acquisition of Pinnacle allows us to move forward with our goals to immediately expand our wellhead products and services into a strategically identified market that already has existing operations, work force and customer relationships. Our plan is to expand and turn the Oklahoma facility into a full service repair facility similar to other T-3 Energy locations. In addition to Pinnacle, we are already seeing positive bookings from our expansion into the Grand Junction region of the Rocky Mountains. The acquisition in Oklahoma City, Oklahoma and the expansion into Grand Junction, Colorado should allow us to expand our rapid response capabilities to customers in these new regions and enable us to continue to build our market share.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services, Inc. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:	Michael T. Mino
Vice President and Chief Financial Officer
713-996-4110
mmino@t3es.com